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                                                                     EXHIBIT 5.1

                                February 5, 2002

Symyx Technologies, Inc.
3100 Central Expressway
Santa Clara, CA 95051

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 5, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 2001 Nonstatutory Stock Option Plan (as to 1,000,000 shares) (the "Plan" and the "Shares" as appropriate). As legal counsel for Symyx Technologies, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

        It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.


                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ WILSON SONSINI GOODRICH & ROSATI